Exhibit 99

                               Press Release

                                   Dated

                              January 14, 2003



















                              Press Release

Today's date: January 14, 2003                Contact: Bill W. Taylor
Release date: Immediately                     Executive Vice President, C.F.O.
                                              (903) 586-9861

            Jacksonville Bancorp, Inc. Saddened by The Death of
                     Chairman of the Board W. G. Brown


     Jacksonville, Texas, January 14, 2003 - Jacksonville Bancorp, Inc., (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas, announced today that W. G. Brown, the Company's Chairman of the Board, passed away on Wednesday, January 8, 2003 at the age of 87. Mr. Brown and his family have been active in the management of the Company for many years. Mr. Brown served as a director of Jacksonville Savings since 1953 and has served as Chairman of the Board since 1974. His son, Robert F. Brown has served as Vice Chairman of the Board of the Company since 1999 and as a director of Jacksonville Savings since 1995. Mr. Brown's cousin, Dr. Joe Tollett, has served as a director of Jacksonville Savings since 1973.

     The Company also announced that Robert F. Brown has been appointed as Chairman of the Board of the Company and the Bank.

     The following statement was issued by the Board of Directors and management of Jacksonville Bancorp. Inc.,:

      "Mr. Brown contributed significantly to the growth and prosperity of our Company. He will be missed by all who knew and loved him. The officers, directors and staff express their heartfelt thanks for the contribution made by Mr. Brown and further express its sincere sympathy to his relatives and friends in their bereavement."